Exhibit 10.2

March 22, 2015

RE: Separation and General Release Agreement

Dear Chris:

This Separation Agreement (“Agreement”) sets forth the terms and conditions between you (“Employee” or “You”) and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), in connection with your separation from employment with the Company.
1.Separation from Employment. We have agreed your employment with the Company will terminate on the Effective Date of this Agreement (the “Separation Date”).
2.Accrued Salary, Vacation and Expenses. Within one (1) business day of the date hereof, the Company shall pay to you (a) all accrued salary and accrued and unused vacation time earned through the date hereof; and (b) reimbursement of all reimburseable business expenses submitted to the Company for which proper documentation has been provided.
3.Consideration.
a.In consideration of the provisions of this Agreement, if you execute this Agreement and do not rescind it, the Company agrees to make the following payments to you (collectively, the “Severance”):
1.    within one (1) business day of the Separation Date, payment of a lump sum cash payment of Seven Hundred Sixty-One Thousand, Nine Hundred Sixty Six Dollars ($761,966.00);
2.immediate vesting of all equity incentives held by Employee pursuant to the Company’s Amended and Restated 2011 Long Term Incentive Plan (“LTIP”) Management Incentive Plan or otherwise;
2.    if and to the extent permitted under applicable law and without additional cost or penalty to the Company or Employee, during the portion, if any, of the 18-month period, commencing as of the date Employee is eligible to elect and timely elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to COBRA or similar state law, the Company (or the Affiliate of the Company that employs Employee immediately prior to termination) shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company or the applicable Affiliate pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Effective Date being payable on the first business day 60 days following the Effective Date and any other such reimbursement payable being paid on a monthly basis thereafter;
3.    Employee acknowledges that upon payment of the amounts specified in Sections 3.a.1 and 3.a.3 above, he has been paid all compensation due to him relating in any manner to his employment or separation from employment with the Company.
b.Reporting of and withholding on the payments under this Section 3 for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of the Severance, you shall pay any such claim within thirty (30) days of being notified by the Company and agree to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorney fees, penalties, and/or interest, which are or become due from the Company.
4.Release by Employee.
a.Employee, on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants contained herein, hereby releases, to the full extent permitted by law, Bonanza Creek Energy, Inc. and its successors or affiliates (the “Company”), its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf (“Released Parties”), from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and any other disputes, claims, disagreements, or controversies between Employee and the Released Parties up to and including the date this release is signed by Employee. To the full extent permitted by law, Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of this Agreement, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) vested rights, if any, under any pension plan; or (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company (this “Release”). Without limiting the generality of the foregoing in any respect, Employee acknowledges that he is releasing all rights, if any, under any applicable LTIP or STIP plan maintained by the Company.
b.Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA and OWBPA. Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA and OWBPA, that: (i) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this release; (ii) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this release; (iii) Employee has twenty-one (21) days to consider this release (although Employee may choose to voluntarily execute this release earlier); (iv) Employee has seven (7) days following the execution of this Release to revoke this Release; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Employee (the “Effective Date”).

c.Excluded from this Release are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation; provided, however, Employee hereby agrees to waive Employee’s right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency arising out of or related to Employee's employment with and/or separation from the Company.
d.It is the intention of Employee that this Release is a general release which shall be effective as a bar, to the full extent permitted by law, to each and every claim, demand, or cause of action it releases. Employee recognizes that Employee may have some claim, demand, or cause of action against the Released Parties of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release. It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.
5.Release by the Company. With the exception of claims arising out of criminal conduct by Employee or intentionally tortious conduct by Employee and subject to and as limited by applicable law including the Sarbanes-Oxley Act of 2002 (the “SOX Act”), the Company forever releases and discharges Employee and Employee’s heirs, executor, administrators, successors and/or assigns of and from any claim that the Company has against Employee as of the Effective Date of this Agreement. Claims based on criminal conduct by Employee, or intentionally tortious conduct by Employee or claims related to any required clawback of compensation required under the SOX Act, are not released.
6.Compliance Obligations.
a.You acknowledge that you have fulfilled all obligations to raise any and all legal, regulatory or compliance concerns while you were employed with the Company and that you are not aware of any legal, regulatory or compliance related issues that you have not previously raised with the Company. You further acknowledge that you are aware of no conduct by any of the Released Parties that you reasonably believe constitutes a violation of any federal, state or local law, rule, ordinance or regulation. The Company acknowledges Employee’s conversation with the Chairman of the Company’s Board of Directors on Friday, March 18, 2016.
b.The Company agrees that it will allow Employee to review and provide any suggestions Employee believes are appropriate to any press release prepared by the Company or form 8K filed in connection with Employee departure from employment with the Company.
7.No Pending or Future Proceedings. You represent and warrant that you do not presently have on file and have no knowledge of the existence of any proceeding against any of the Released Parties. In the event that any such proceeding has been filed by you or with your involvement, you agree that you immediately will take all actions necessary to withdraw from or terminate that Proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.
8.No Other Entitlement. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to, and will not receive, any additional compensation, benefits, or separation pay or other payment of any kind. You acknowledge that you have been fully paid or provided all wages, compensation, bonuses, stock, stock options, vacation, or other benefits from the Company or the Released Parties which are or could be due to you under the terms of your employment or otherwise. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes, but is not limited to, any 401(k) plan, life insurance, accidental death and dismemberment insurance and short and long-term disability insurance. Without limiting the foregoing and except as otherwise described in Sections 2 and 3, you expressly acknowledge and agree that you are not entitled to receive (a) any further bonus payments under the STIP, or otherwise; (b) any further equity incentive grants or awards under any of the Company’s incentive plans or programs, including, without limitation, the LTIP; (c) any further payment under the Amended and Restated Executive Change in Control and Severance Plan (“Severance Plan”), and that, by execution of this Agreement, you acknowledge that you have been paid or the Company is otherwise obligated to pay pursuant to this Agreement the full amounts to which you are entitled under the Severance Plan and release any remaining claims under the Severance Plan; or (d) any additional severance or other compensation. You further acknowledge that you have received or been paid for all leaves of absence (paid and unpaid) to which you were entitled during your employment.
9.Proprietary Information Obligations. You are reminded of the Employee Restrictive Covenants, Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) that you entered into with the Company and that during the course of your employment with the Company, you have had access to certain data and information relating to Bonanza’s operations and business strategies that is, or is considered by the Company to be, non-public, confidential or proprietary in nature, which, if revealed to a third party, could have an adverse impact on the Company, including, but not limited to, (a) geological and geophysical data, (b) hydrocarbon reserves and other engineering data, (c) acreage figures and locations, drilling sites and leasing information and (d) revenues, payroll records, profitability, operations, records, business practices, processes, analysis, legal files, board and committee materials, correspondence and other types of information relating to Bonanza’s business (collectively, “Confidential Information”). You hereby agree to (i) keep all Confidential Information strictly confidential and not to disclose such Confidential Information to any third party without the Company’s express written consent or unless such disclosure is required by law and (ii) continue to abide by the terms of the Confidentiality Agreement consistent with its terms.
10.Return of Property. You agree to return to the Company within two (2) business days of the Separation Date all Company documents (in hard copy and electronic forms, and all copies thereof, and other Bonanza property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (e.g., cell phone, laptop computer, tablet), automobiles, credit cards, entry cards, identification badges and keys, in each case, wherever and however kept; and, any materials of any kind that contain or embody any Confidential Information of Bonanza (and all reproductions thereof). You hereby represent and warrant that any Bonanza property or Confidential Information stored, created in or sent to or by any of your personal computers, phones, tablets or other devices or stored in any electronic data storage account will be permanently deleted or destroyed immediately following your Separation Date. If you later discover that you have retained any Bonanza property or information, you agree, immediately upon such discovery, to contact the Company and make arrangements for returning, deleting or destroying such items. Should you choose to sign this Agreement, amounts for any Company Property still in your possession will be deducted from the final severance payment.
11.Confidentiality. The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose the existence of this Agreement in confidence: (a) to your parents, siblings, children or spouse; (b) to your attorney, accountant, auditor, tax preparer and financial advisor; (c) as may be necessary to enforce its terms, or (d) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders; provided that you expressly agree not to disclose the terms of this Agreement to any current or former Bonanza employee, officer or director. You also warrant that you have not previously disclosed any information which would be a violation of this or any other confidentiality provision if such disclosure were to be made after the execution of this Agreement.
12.Nondisparagement.
a.    You covenant never to disparage or speak ill of the Company or any Company product or service, or of any past or present employee, officer or director of the Company, nor shall you at any time harass or behave unprofessionally toward any past, present or future the Company employee, officer or director;
b.    The Company agrees that it will instruct the following directors and employees that, during the period of their tenure as a director or employment, as applicable, with the Company, they are not to disparage or speak ill of Employee, and that they shall not at any time harass or behave unprofessionally toward Employee: James Watt, Marvin Chronister, Kevin Neveu, Greg Raih, Jeff Wojahn, Richard Carty, Ron Barauskas, John Lipka, Michelle Springfield, Rick Hatcher and Celia Perez.

13.Covenant Not to Compete. Employee acknowledges that Employee executed an Employee Restrictive Covenants, Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of inventions. Employee agrees that, notwithstanding any other provision of this Release, the Confidentiality Agreement shall by its terms survive the execution of this Release and that the parties’ rights and duties thereunder shall not in any way be affected by this Release; provided that the Post-Termination Non-Compete Term, as defined in the Confidentiality Agreement, shall be amended and restated to a maximum of fifteen (15) months from the Effective Date, to the extent the covenant not to compete contained in Section 6.3 therein is enforceable under controlling law.
14.Cooperation.
a.Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”). Employee agrees that Employee shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.
b.Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.
15.Breach of Agreement. If you breach this Agreement, you agree that such breach will cause the Company irreparable injury entitling the Company to the entry of an injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any available remedies in the event of a breach, including any equitable remedies. In the event either Party initiates litigation asserting a breach of this Agreement, the Court shall award the prevailing party their reasonable attorneys’ fees.
16.No Application. You agree that you will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its subsidiaries or affiliates. You warrant that no such applications are pending at the time this Agreement is executed.
17.No Admission of Liability. You and the Company agree that nothing contained herein, and no action taken by either you or the Company hereto with regard to this Agreement, shall be construed as an admission by either you or the Company of liability or of any fact that might give rise to liability for any purpose whatsoever.
18.No Adverse Action. You represent and warrant to the Company that you have not taken any action adverse to the interests of the Company and its subsidiaries and affiliates prior to signing this Agreement.
19.Advice of Counsel. YOU ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, YOU HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND YOU HAVE READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

20.Section 409A. This Agreement is intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the parties to this Agreement that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, you and the Company agree to cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax or interest being imposed. You agree that you shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.
21.Miscellaneous. Except with respect to the Confidentiality Agreement, this Agreement is entered into without reliance on any agreements not contained herein. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the parties to this Agreement. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, your heirs, and your and the Company’s respective successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado. Venue shall be in the federal or state courts in located in the City and County of Denver, Colorado. By execution of this Agreement, you submit to the jurisdiction of the federal and state courts of the State of Colorado and consent to the service of process in any suit, action, or proceeding in any of the aforesaid courts by the mailing of copies of process to you by certified or registered mail. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.
[REMAINDER INTENTIONALLY LEFT BLANK, SIGNATURES FOLLOW]

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

BONANZA CREEK ENERGY, INC.

By: /s/ Richard J. Carty
Richard Carty
President and Chief Executive Officer

Accepted and Agreed:

By: /s/ Christopher I. Humber
Christopher I. Humber
Dated: March 22, 2016

[SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT]